Exhibit 99.2

Destination Maternity Corporation

First Quarter Fiscal 2016

Conference Call Remarks

5/26/16

David L. Courtright, Senior Vice President & Corporate Controller

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s first quarter fiscal 2016 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website. Additionally, we will file our 10-Q with the SEC later today.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Anthony Romano, our Chief Executive Officer. Tony will open with an overview of the quarter and the progress we’ve made toward our long-term plan. I will follow with additional commentary on our financial results. Tony will then provide closing remarks, and we will be available to take your questions. It is now my pleasure to turn the call over to Tony.

Exhibit 99.2

Anthony M. Romano, Chief Executive Officer, President & Interim Chief Financial Officer

Thank you Dave. Good morning everyone. We appreciate you investing your time with us today.

We are pleased to report solid, incremental improvement in our earnings performance generating $13.2 million of adjusted EBITDA before other charges in the first quarter of fiscal 2016, a 10.2% increase as compared to $12.0 million of adjusted EBITDA before other charges in the first quarter of fiscal 2015.

This improvement was on the strength of a 370 basis point improvement to gross margin and an 8.2% decrease in SG&A expenses, despite an overall sales decline of 12.1%.

The sales decline was driven by a comparable sales decline of 5.4% in the first quarter of fiscal 2016, as well as the closure of unproductive and less profitable locations as part of our real estate optimization strategy, including the previously announced exits from our Sears and Gordmans leased business, and the first reductions against our wholesale shipments to Kohl’s, which will phase out by February 2017.

Exhibit 99.2

During the first quarter, we continued to see progress in our turnaround. Our inventory management efforts continued to improve, with more cohesive assortments, less SKUs and lower overall unit inventories, which allowed less promotional and markdown activities and an approximately 5% increase in average selling prices as compared to last year. The improvements in markdowns and average selling price were the primary drivers of the 370 basis point improvement in gross margin year over year. Our gross margin also benefited from the sales mix as we exited lower margin businesses.

Lower expenses, driven by proactive expense management, were also a key contributor to our improvement as we reduced SG&A by approximately $5.2 million in the first quarter of fiscal 2016 as compared to the prior year first quarter. However, with lower sales, we did deleverage SG&A by 200 basis points to 47.2% as compared to 45.2% in the prior year first quarter.

Also, as planned, we successfully launched our new allocation system at the end of the first quarter, starting with just two merchandise classes, knit tops and pants. We will continue the rollout of classes through the second quarter and expect to see some incremental benefit beginning in the third quarter of this year.

Importantly, we continued to make significant advances with our inventory management disciplines, leveraging the investments we have made in building new tools, establishing new processes and the streamlining of our merchandising organizational structure in January 2016.

Our overall unit inventory at the end of the first quarter was down 6% compared to last year. Even better, our in-store unit inventory was down approximately 10% as we seek to reduce SKU breadth to better focus our assortment. We believe there is further in-store unit SKU reduction necessary to achieve our preferred operating vision.

Exhibit 99.2

Inventory dollar value was down $3.8 million on a year-over-year basis, but higher than planned as a result of our comp sales miss. While we continue to consistently and systematically reduce our overall and aged inventory, comp sales misses may continue to pressure gross margins and average selling prices.

As we look forward, our mom2be remains at the center of everything we do as we work to provide her with the best possible in-store and online customer experience through our industry specific expertise and personal attention that she won’t find anywhere else. We continue to generate impressive Net-Promoter-Scores and on a daily basis receive dozens of personalized positive feedback messages regarding her experience. We will continue our efforts to improve the in-store experience with simplified messaging and promotional events that are easy to understand, simple to execute and generate a call to action.

We are working expeditiously to re-platform our web environment to provide us with better tools to ensure we meet her pre-pregnancy web experiences. Our growing millennial mom2be customer expects a seamless shopping experience regardless of the channel she chooses, an experience we currently cannot consistently provide. Importantly, we will lead with a “mobile first” mentality as more than half our digital traffic is now driven via mobile devices. We plan to launch our new platform by the end of fiscal 2016.

Exhibit 99.2

We anticipate the launch of our new web platform will grow our web sales at a double-digit rate for the next three years starting in fiscal 2017, with an ultimate goal to drive e-commerce business towards 20% of sales with limited cannibalization to our physical stores.

We continued to realize savings from the closure of underperforming stores. The closure of under-performing stores is part of a broader based real estate strategy, whereby we seek to optimize sales and profit, market-by-market as we analyze the appropriate number of store and lease locations in any given market.

Our strategy, in terms of new store openings, remains to focus on single-brand, smaller footprint stores where we can take advantage of our market-leading unaided brand awareness and unparalleled specialty retail customer service, in concert with strategic, mutually beneficial, leased partnership relationships which enhance our customer reach and customer experience.

Finally, the cornerstone of our strategy remains to drive profitable sales growth through aggressive management of our inventory both quantitatively and qualitatively. We will continue to refine our assortment with less SKUs, a better balance of the merchandising pyramid between fashion and basic styles and improved coordination of outfit building. All of this to be carefully planned by distribution channel, recognizing the uniqueness and special needs based on channel, geography and volume allowing micro-merchandising execution by our new allocation tool getting the right product to the right place at the right time.

I would like to now turn the call over to Dave Courtright, Senior Vice President & Corporate Controller to provide you more specifics on our first quarter results.

Exhibit 99.2

David L. Courtright, Senior Vice President & Corporate Controller

Thanks, Tony. We are pleased to report improvement in our gross margin as well as growth in our adjusted EBITDA and GAAP net income during the quarter. We remain focused on strengthening our financial position to support our key strategic initiatives. I will begin my remarks with a review of the income statement.

•	Net sales for the first quarter of fiscal 2016 were $124.4 million, compared with $141.6 million for the first quarter of fiscal 2015. The decrease in sales was primarily due to a decline in comparable sales, and to a lesser extent, the reduction in leased store sales from exiting Gordmans and approximately half of the Sears locations, as well as decreased sales related to our continued efforts to close underperforming stores. In addition, our revenue from Kohl’s declined as this licensed relationship will end by early fiscal 2017.

•	As Tony mentioned, comparable sales for the quarter decreased 5.4%, compared to a 1.1% decline in the prior-year quarter.

¡	The primary drivers of the comparable sales decline were lower transactions and unit sales resulting from lower traffic, partially offset by an increase in average selling prices. The challenging retail environment continued to weigh on results, which were exacerbated by poor weather conditions during the period.

Exhibit 99.2

•	Gross margin for the first quarter of fiscal 2016 was 54.1%, up 370 basis points over the gross margin for the comparable quarter last year of 50.4%. The improvement was a result of a reduction in price promotion and markdown activity as a result of better managed inventory, and lower levels of excess current season and aged merchandise.

•	SG&A decreased 8.2% against the comparable quarter last year, and as a percentage of sales. The decline in SG&A dollars reflects expense savings actions resulting in lower marketing and advertising expense, reduced store payroll, and savings from our continued closure of underperforming stores and home office headcount reductions.

•	Adjusted EBITDA before other charges increased to $13.2 million compared to $12.0 million a year ago.

•	GAAP net income per share totaled $0.30 for the first quarter of fiscal 2016, compared to net income per share of $0.19 in the first quarter of fiscal 2015. Adjusted net income per share totaled $0.33 for the current quarter, compared to adjusted income per share of $0.27 in the prior-year quarter.

•	During the first quarter, we incurred pretax other charges of $0.7 million, or $0.4 million net of tax, primarily related to management and organizational changes. In addition, we had pretax expense of $0.6 million from store asset impairments, store closings, and other asset disposals.

Exhibit 99.2

In the first quarter, we opened two stores and closed eight stores. We ended the quarter with 530 stores.

Our inventory at quarter-end totaled $77.2 million, down 4.7% from $81.0 million at May 2, 2015, the end of our fiscal 2015 first quarter. Importantly, units were down 6% as we continue to right-size our merchandise assortment.

Additionally, we are focused on maintaining our financial flexibility in order to execute on our turnaround strategy and position Destination Maternity for sustained, profitable growth.

We ended the quarter with $8.8 million of outstanding borrowings under our Credit Facility. As a reminder, last quarter we announced a new Term Loan for $32 million and an extension of our existing $70 million credit line with Wells Fargo through March 25, 2021. We used substantially all of the proceeds of the Term Loan to repay a portion of the borrowings under our credit line.

Moving on to our outlook, our financial guidance for full-year fiscal 2016 is as follows:

•	Comparable sales expected to be flat for the full fiscal year with greater improvement in the second half of fiscal 2016.

•	Gross margin to increase approximately 200 to 300 basis points year over year, as inventory productivity initiatives continue to generate more profitable sales.

•	SG&A dollars will continue to decline, but slightly deleverage as a percent of sales on a full year basis.

Exhibit 99.2

•	Capital expenditures to be in the $15 to $17 million range, driven by investments in systems, infrastructure, and modest store growth.

•	We plan to open 7 to 10 new stores and close 25 to 35 stores.

In closing, we continue to make progress in inventory management to the benefit of gross margin, and expect the investments in our systems and allocation tools to improve our product lifecycle, from merchandise buys to distribution, enabling us to more profitably drive sales. Furthermore, we have improved our financial flexibility and plan to allocate capital toward investment return-generating initiatives, as we progress toward our goal of sustainable, long-term profitability.

Lastly, we remain focused on controlling our expenses, as we execute more efficiently through a leaner business model, leveraging our key brands, while driving improvement in sales and bottom-line growth. With that, I will turn the call back over to Tony for some closing remarks.

Anthony M. Romano, Chief Executive Officer, President & Interim Chief Financial Officer

In summary, we are making progress on the key initiatives of our turnaround strategy and while our sales trends remain challenged, I am confident that we have the right plan in place to achieve our objective of delivering long-term, sustainable, profitable growth.

I want to thank all of our team members and leaders who are dedicated and passionate about providing the best experience to our mom2be during this exciting time in her life. We remain focused on providing her with fashion and comfort, in the channel of her choice, and with unparalleled customer service in our store locations.

Exhibit 99.2

We continue to work hard and give our best efforts to deliver improved financial performance while implementing tools and processes to establish a strong foundation on which to build for future growth for years to come.

Following Questions:

Thank you again for joining us today. We look forward to speaking with you when we report second quarter results in August.